Exhibit 10.1
February 18, 2009
Jim V. Ackerman
          Re: Retirement Confirmation (enhancements)
Dear Jim:
     As a follow-up to our discussions regarding the above-captioned matter, this letter confirms that I will make the recommendation outlined herein to the Compensation Committee of the Company. However, as indicated previously, the ultimate decision rests with the Board of Directors. They will make the final decision after hearing the recommendation of the Compensation Committee. I anticipate that you will have a decision from the board in connection with this recommendation I am making following the next board meeting.
As previously stated to you, the company has already moved forward based on your intention to retire this October. Therefore, whether or not the Board ultimately accepts my recommendation, your retirement is effective October 31, 2009.
Additionally, whether or not my recommendation is accepted by the Compensation Committee and the Board, the fact of the matter is that you are eligible independent of any additional agreement for the regular retirement benefits afforded by the Company for a retiring executive.
The following is the recommendation I intend to make regarding your retirement arrangement.
1.	Mercer Forge will provide you with a twelve month consulting agreement. Consistent with how we have treated other senior executives, you will be given a contractual commitment which will require Merger Forge to pay you $10,000 per month during this twelve month period. This arrangement could be cancelled prior to the twelve month term in the event of your failure to perform to our reasonable expectations.

2.	This consulting agreement would not require you to provide services for more than 10 days in any one month. However, if by mutual agreement the parties agree to an additional time over and above the ten days, then any additional day would be compensable at a rate of $1,500 per day. Consulting services would be rendered by you at your home, the Mercer office or other locations at the discretion of the company. If you are required to travel outside of Mercer, the company will reimburse you for all reasonable associated travel costs.

3.	During the period of your consultancy, you would additionally be reimbursed for gas, insurance and normal maintenance costs while using your vehicle for company business.

4.	The company will also reimburse you for other related company expenses including reimbursement of company cell phone costs and any home office expenses that the company requires you to incur in order to perform your duties as a consultant.

5.	In regard to the consulting agreement, you would be required to be a party to an enforceable non-compete agreement for a period of one year following the termination of the consulting agreement. This non-compete agreement would apply to competitors of Mercer Forge. Additionally, you would be required to be a party to an enforceable general release of claims and a non-disclosure agreement which would obligate you to keep secret any information which is confidential or proprietary of the company regardless of whether or not this information relates to Mercer exclusively. The confidentiality provisions of this contract would run for a period of five years from the date of the end of your consultancy.

6.	During the period of your consultancy, you would be allowed to continue to serve as a representative of Mercer at the semi-annual FIA meeting.

7.	The supplemental agreement would remain the obligation of NEI and its successors regardless of whether or not there is a change in control in the ownership and/or leadership of the company.

8.	You have also agreed to train your successor not only during the three and four months period prior to your retirement but additionally as needed during the consultation period.

9.	The supplemental agreement would incorporate a standard general release which has been utilized in other such agreements.

10.	The company would also agree that you (Jim Ackerman) would be allowed to participate in the 2008 Mercer incentive bonus plan in place of your previously granted participation in the NFI incentive bonus program. The 2008 incentive bonus payout of approximately $170,000 will be deferred until your retirement date of October 31, 2009.

11.	The company would also agree that the bonus for you (Jim Ackerman) for 2009 would be guaranteed to be a minimum of $100,000 providing that 50% of the Mercer Plan objective is met. This payment will be taxed and treated as salary earned during the course of your regular employment.

So that we can continue to move forward on this project, I would appreciate it if you would sign where indicated below, confirming your agreement with the terms and conditions outlined in this letter and email back to me.

Sincerely, Neenah Enterprises Inc.
By	/s/ Bob Ostendorf
Bob Ostendorf
President, CEO

I agree to the terms and conditions outlined in this memo and further confirm that I understand that the obligation of the company to comply with the terms outlined herein are subject to the recommendation of the Compensation Committee and the approval of the Board of Directors.

/s/ Jim V. Ackerman Jim V. Ackerman	Date February 24, 2009